Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES PLANS TO RENOVATE
THE CASINO AT HYATT REGENCY LAKE TAHOE RESORT, SPA & CASINO

LAS VEGAS – December 17, 2015 – Full House Resorts (NASDAQ: FLL) today announced that it has reached an agreement with a Hyatt affiliate to renovate the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa & Casino, enhancing the property's position as the leading gaming and hospitality resort at this pristine ski, summer and meeting destination. Located within the resort, the Grand Lodge Casino is operated by Full House Resorts.

The casino renovation, which is expected to be completed before the end of the first quarter of 2017, will be phased to minimize guest disruption at both the casino and resort. Under the agreement, Hyatt will invest up to $3.5 million in the refurbishment of the casino and related food and beverage facilities and Full House will invest up to $1.5 million, principally in new gaming and gaming-related equipment. The lease is being extended from its current maturity date of August 31, 2018 to August 31, 2023.

“We value our long-standing relationship with Hyatt and are pleased to collaborate to further differentiate this unique AAA Four Diamond resort from any competitor in Northern California or Nevada,” said Daniel R. Lee, President and CEO of Full House Resorts.

Scott Ruhl, General Manager of Northern Nevada and the Grand Lodge Casino, added, “Our entire team is excited with the upcoming improvements. We look forward to welcoming our guests into a 'new' and energized casino.”

“We are delighted to be working with Full House Resorts on the casino renovation which we believe will elevate the guest experience at Hyatt Regency Lake Tahoe Resort, Spa & Casino, as well as the visitor experience at the destination,” said Steve Sokal, Senior Vice President of Asset Management, Hyatt.

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Company’s properties include Rising Star Casino Resort in Rising Sun, Indiana; Silver Slipper Casino and Hotel in Hancock County, Mississippi; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa & Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. The Company recently announced its intent to purchase Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado and has proposed American Place, a major development in Indianapolis, Indiana. For more information, please visit www.fullhouseresorts.com.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Centric™, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of September 30, 2015, the Company's worldwide portfolio consisted of 627 properties in 52 countries. For more information, please visit www.hyatt.com.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, actual levels of construction disruption at Grand Lodge Casino, general macroeconomic conditions, and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investors:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
(702) 221-7800
www.fullhouseresorts.com